THERMOGENESIS CORP. ANNOUNCES FOURTH QUARTER
                              AND YEAR END RESULTS

               Company Achieves Record Quarter and Annual Revenues
                           Led By BioArchive(R) Sales


Rancho Cordova,  California  (September 10, 2004) - THERMOGENESIS CORP. (Nasdaq:
KOOL) today announced results for it's fourth quarter and year ended June 30, 2004. Net revenues for the quarter ended June 30, 2004, increased 25% to $3,636,000, compared to $2,898,000 for the fourth quarter of fiscal 2003. For the year ended June 30, 2004, the Company's net revenues increased 14% to $11,646,000 compared to $10,187,000 for the prior year. The gross profit for the fourth quarter was $1,244,000 or 34% of net revenues compared to $1,008,000 or 35% for the fourth quarter ended June 30, 2003. For the year ended June 30, 2004, the gross profit increased to $3,802,000 or 33% compared to $2,287,000 or 22% for the prior year.

Our net loss for the quarter ended June 30, 2004, was $1,097,000 or $0.02 per basic and diluted share compared to a $991,000 net loss of $0.03 per basic and diluted share for the quarter ended June 30, 2003. For the year ended June 30, 2004, the net loss was $4,777,000 or $0.11 per basic and diluted share, a decrease from $5,603,000 or $0.15 per basic and diluted share for the year ended June 30, 2003.

The Company posted it's highest revenues since it's inception, led by the BioArchive product line which generated $7,745,000 in revenues for the year ended June 30, 2004, an increase of $2,297,000 or 42% over the prior year. The Company sold 26 devices in the year ended June 30, 2004, versus 20 in the year ended June 30, 2003. The Company attributes the increase to the infusion of government funding in Japan and Moscow and the growth of private cord blood banking in Asia.

"The increase in the annual gross profit margin demonstrates the success of the restructuring plan implemented in the last quarter of fiscal 2003", stated Kevin Simpson, President and Chief Operating Officer. "This restructuring plan

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included  an increase in volume and  selling  prices of the  BioArchive  product line, reduction of our in-house costs of manufacturing, and an array of cost reduction activities to improve our operating margin."

The Company reported a cash balance of $16.6 million and working capital of $19.8 million at June 30, 2004 compared to $6.8 million of cash and $10.4 million of working capital at June 30, 2003.

"I am very pleased with our results for fiscal 2004, specifically, our achievement of record revenues and gross profit, and a significantly strengthened balance sheet", said Philip Coelho, Chairman and CEO of ThermoGenesis. "It appears that our BioArchive product platform is achieving international market acceptance and we hope the same trend will follow the completion of the CryoSeal US clinical trial and market launch of product platform extensions."

Company Conference Call
Management will host a conference call today, September 10, 2004 at 11:00 AM PDT to review the financial results and other corporate events, followed by a Q&A session. The call can be accessed by dialing: (800) 860-2442 within the U.S. or
(412) 858-4600 outside the U.S and giving the conference name "THERMOGENESIS". Participants are asked to call the assigned number approximately 5 minutes before the conference call begins. A replay of the conference call will be available two hours after the call for the following five business days by dialing: (877) 344-7529 within the U.S. or (412) 317-0088 outside the U.S. and entering the following account number: 323 and the following conference number:
353367.

About ThermoGenesis Corp.
After extensive research, THERMOGENESIS CORP.'s newly introduced technology platforms lead the world in their ability to produce biological products from single units of blood. Umbilical cord blood banks are utilizing the Company's BioArchive System as an enabling technology for the cryogenic archiving of hematopoietic stem cell units. The CryoSeal FS System is used to prepare autologous hemostatic and adhesive surgical sealants from patient blood. The CryoSeal FS System is currently undergoing a Phase III trial and is not

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currently sold in the U.S.  THERMOGENESIS  CORP. has been a leading  supplier of state-of-the-art Ultra-Rapid Blood Plasma Freezers and Thawers to hospitals and blood banks since 1992.

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the Company's control with respect to market acceptance of new technologies and products, delays in testing and evaluation of products and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

                         For More Information, Contact:
                               THERMOGENESIS CORP.
                        Renee M. Ruecker: (916) 858-5100
                 or visit the web site at www.thermogenesis.com

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                               THERMOGENESIS CORP.
                            Condensed Balance Sheets
                                    Unaudited

                                                                               June 30,                  June 30,
                                                                                 2004                      2003
                                                                           ---------------           -----------------
ASSETS
Current assets:
  Cash and cash equivalents                                                  $16,612,000                $6,815,000
  Accounts receivable, net                                                     3,107,000                 2,014,000
  Inventory                                                                    2,470,000                 2,650,000
  Other current assets                                                           582,000                   820,000
                                                                           ---------------           -----------------

      Total current assets                                                    22,771,000                12,299,000

Equipment, net                                                                 1,146,000                   442,000

Other assets                                                                     197,000                    50,000

                                                                             $24,114,000               $12,791,000
                                                                           ===============           ================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                            $1,709,000                $1,165,000
  Other current liabilities                                                    1,264,000                   769,000
                                                                           ---------------           -----------------

      Total current liabilities                                                2,973,000                 1,934,000

Long-term liabilities                                                            173,000                   283,000

Stockholders' equity                                                          20,968,000                10,574,000
                                                                           ---------------           -----------------

                                                                             $24,114,000               $12,791,000
                                                                           ===============           ================